Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Current Report on Form 8-K/A of GTT Communications, Inc. of our report dated June 5, 2015, with respect to the financial statements of Managed Services Operations (A Carve-Out of MegaPath Corporation) as of December 31, 2014, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2014, appearing in this Form 8-K/A.

New York, NY
June 15, 2015